SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	August 29, 2001

Enterasys Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10228	04-2797263

(State or other Jurisdiction of Incorporation)	(Commission File number)	(IRS Employer Identification No.)

35 Industrial Way, Rochester, NH	03867

(Address of principal executive offices)	( Zip Code)

Registrant's telephone number, including area code: (603) 332-9400

Form 8-K

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

The accompanying pro forma balance sheet information reflects Enterasys Networks as a stand-alone entity and excludes the balance sheet positions of Aprisma Management Technologies, Inc., GlobalNetwork Technology Services, Inc., and Cabletron Sytems (the company's former parent) that would be reflected in the pro forma consolidated balance sheet of the company. The accompanying June 2, 2001 pro forma balance sheet statement reflects the previously announced contribution of cash and investments by Cabletron Systems.

The pro forma consolidated balance sheet of the company for the period ended June 2, 2001, including these other segments, was contained in a Form 8-K filed by the Company on August 21, 2001.

The pro forma balance sheet statements as of June 2, 2001 and March 3, 2001 follow.

ENTERASYS NETWORKS, INC.

PRO FORMA CONSOLIDATED BALANCE SHEETS for ENTERASYS STAND-ALONE ENTITY
(in thousands, except per share amounts)

	as of March 3, 2001	as of June 2, 2001
(unaudited)
Assets
Current assets:
Cash and cash equivalents	$185,853 *	$375,732 **
Accounts receivable, net	147,650	144,715
Inventories	83,373	83,173
Deferred income taxes	44,723	52,005
Prepaid expenses and other assets	33,278	53,615

Total current assets	494,877	709,240

Minority investments	10,500	113,225 **
Property, plant and equipment, net	43,183	42,360
Intangible assets, net	178,893	169,003

Total assets	$727,453	$1,033,828

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$52,752	$40,486
Accrued expenses	78,888	47,554
Deferred revenue	70,491	63,336
Income taxes payable	82,856	80,758

Total liabilities	284,987	232,134
Redeemable convertible preferred stock, $1.00 par value, 65 shares of
Series A, 25 shares of Series B and 45 shares of Series C were designated, Income taxes payable issued and outstanding at June 2, 2001 (aggregate liquidation preference of Series A and B, 65 and 25, respectively)	794	794
Commitments and contingencies
Stockholders' equity:
Undesignated preferred stock, $1.00 par value
Common stock, $0.01 par value	-	-
Additional paid-in capital	463,028	815,265
Retained earnings	(15,702)	(6,707)
Unearned stock-based compensation	(6,438)	(5,416)

	440,888	803,142
Accumulated other comprehensive income	784	(2,242)

Total stockholders' equity	441,672	800,900

Total liabilities and stockholders' equity	$727,453	$1,033,828

*Reflects intercompany account between Enterasys Networks and Cabletron Systems. This amount was included as part of the aggregate contribution of $375 million to Enterasys Networks announced by Cabletron Systems on July 10, 2001.

**Reflects pro forma effect of cash and minority investments contribution to Enterasys Networks from Cabletron Systems announced by Cabletron Systems on July 10, 2001.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERASYS NETWORKS, INC.
August 29, 2001	By:	/s/ Enrique P. Fiallo
Date		Enrique P. Fiallo Chairman, President and Chief Executive Officer

August 29, 2001	By:	/s/ Robert J. Gagalis
Date		Robert J. Gagalis Executive Vice President, Chief Financial Officer